                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:


We consent to incorporation by reference in the Registration Statement (No. 333-19515) on Form S-8 of Ryder System, Inc. of our report dated June 15, 2001 relating to the statements of financial position of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 2000 and 1999, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.



/s/ KPMG LLP

Miami, Florida
June 25, 2001

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